Exhibit 99

news release	Anthem, Inc. 120 Monument Circle Indianapolis, IN 46204 Tel 317 488-6390 Fax 317 488-6460

Anthem, Inc. Reports Results for the Second Quarter 2004

•	Enrollment increased 891,000 members, or 8 percent over June 2003

•	Administrative expense ratio improved 150 basis points

•	Net income per share increased 33 percent

•	Expectations for 2004 elevated to a range of $6.95 to $7.05 per share

•	Anthem and WellPoint remain determined to complete merger

Indianapolis, IN – July 27, 2004 – Anthem, Inc. (NYSE: ATH) today announced second quarter 2004 net income increased to $237.9 million, or $1.66 per share, compared with net income of $177.3 million, or $1.25 per share, for the second quarter of 2003. Net income in the current quarter included $0.01 per share in net realized gains. The second quarter of 2003 included net realized losses of $0.05 per share.

Net income for the first six months of 2004 increased to $533.5 million or $3.74 per share compared with net income of $369.0 million or $2.61 per share, for the first six months of 2003. Net income for the first six months of 2004 included $0.31 per share in tax benefits associated with a change in Indiana laws governing the state’s high-risk health insurance pool and $0.16 per share in net realized gains. The first six months of 2003 included an $0.11 per share benefit from the resolution of a litigation matter and $0.02 per share in net realized gains.

“Outstanding results for the quarter once again reflect our commitment to continuous improvement and innovation in the products we offer and the service we deliver to our customers,” said Larry C. Glasscock, chairman, president and chief executive officer of Anthem, Inc. “During the quarter, we realized strong revenue and earnings growth that reflected ongoing increases in membership, consistent retention levels, and continued leveraging of administrative expenses over a larger membership base,” added Glasscock.

As previously disclosed, on July 23, 2004 the California Department of Insurance (DOI) informed the Company that it was disapproving Anthem’s application to acquire control of BC Life & Health Insurance Company, a WellPoint subsidiary. In response, David Frick, Anthem’s executive vice president and chief legal and administrative officer said, “We have reviewed the DOI’s written decision and will promptly initiate appropriate legal proceedings to challenge it. In addition, we will consider other options that may be available to us in order to complete the merger.”

Consolidated Highlights

Membership: Medical enrollment exceeded 12.6 million members at June 30, 2004, increasing by 891,000 members, or 8 percent, since June 30, 2003. In addition, enrollment increased by 705,000 members, or 6 percent, since December 31, 2003. Membership gains in National Accounts and Individual businesses were the primary drivers of growth in each period. Enrollment in self-funded health care products increased to 56 percent of total membership at June 30, 2004 compared with 53 percent at June 30, 2003.

Operating Revenue: Operating revenue increased by 12 percent, to $4.5 billion, compared with $4.1 billion in the second quarter of 2003. The growth in revenues was primarily attributable to disciplined pricing and solid membership gains, partially offset by a shift in business mix towards more self-funded health care products. Small and local large group business contributed most significantly to the growth in operating revenue.

Benefit Expense: The benefit expense ratio increased by 110 basis points, to 81.9 percent, compared with 80.8 percent in the second quarter of 2003. The ratio in the second quarter of 2003 reflected lower than anticipated medical costs and included an 80 basis point benefit associated with $31.7 million in net favorable prior year reserve development.

Premium and Cost Trends: Commercial premium yields increased by approximately 9 percent, while commercial medical costs increased by approximately 10 percent for the twelve month period ended June 30, 2004. Underwriting margins continued to expand, as premiums charged to customers exceeded the cost of medical care utilized by our members. Professional and outpatient services were the primary drivers of the overall increase in medical costs.

Administrative Expense: The administrative expense ratio improved by 150 basis points to 17.6 percent, compared with 19.1 percent in the second quarter of 2003. The decline was driven primarily by lower incentive compensation expenses and disciplined management of administrative expenses over a larger membership base. The shift in business mix towards self-funded health care products added approximately 40 basis points to the second quarter 2004 administrative expense ratio.

Operating Cash Flow: Operating activities used $34.4 million of cash during the second quarter of 2004. Impacting the results were two estimated income tax payments totaling $238.5 million and long-term incentive compensation payments of $113.0 million associated with the three-year plan ended December 31, 2003. These items offset the strong growth in net income during the quarter.

Days in Claims Payable: Days in claims payable decreased 1.7 days, to 49.2 days as of June 30, 2004, compared with 50.9 days as of March 31, 2004. The reduction was primarily attributable to adjudicating claims at a faster pace and a reduction in claims inventories.

Anthem, Inc.

Operating Segment Highlights - Second Quarter 2004

	Three Months Ended June 30			Six Months Ended June 30
($ in Millions)	2004	2003	Change	2004	2003	Change
Operating Revenue:
Midwest	$1,905.4	$1,644.6	16%	$3,761.4	$3,266.7	15%
East	1,177.8	1,117.0	5%	2,354.5	2,226.5	6%
West	280.2	254.5	10%	563.4	507.5	11%
Southeast	1,028.2	931.5	10%	2,046.3	1,844.9	11%

Regional Health Segments	4,391.6	3,947.6	11%	8,725.6	7,845.6	11%
Specialty	275.9	179.6	54%	530.0	339.2	56%
Other:
External Customers	46.4	45.2	3%	89.5	98.8	(9)%
Intercompany Eliminations	(181.6)	(113.2)	60%	(344.9)	(208.5)	65%

Total Other	(135.2)	(68.0)	99%	(255.4)	(109.7)	—

Total Operating Revenue	4,532.3	4,059.2	12%	9,000.2	8,075.1	11%

Operating Gain (Loss):
Midwest	$129.8	$104.1	25%	$244.7	$214.7	14%
East	74.7	74.5	—	149.3	137.4	9%
West	23.8	21.4	11%	53.7	47.3	14%
Southeast	103.5	91.1	14%	207.6	161.4	29%

Regional Health Segments	331.8	291.1	14%	655.3	560.8	17%
Specialty	18.3	16.0	14%	35.4	28.9	22%
Other	(15.7)	(39.1)	(60)%	(26.4)	(58.8)	(55)%

Regional Health Segments: Each of the regional health segments reported increases in operating revenue and operating gain, which are the key measures used by management to evaluate performance of the segments. Operating gain for the regional health segments improved 14 percent compared with the second quarter of 2003 as a result of disciplined underwriting, membership growth, and leveraging of administrative expenses over a larger membership base.

Specialty: Operating gain increased 14 percent compared with the second quarter of 2003. Results in this segment were driven by solid performance in the pharmacy benefit management business, including a 50 percent increase in mail-order prescription volume. The improvement was partially offset by additional investments to enhance service and functionality in the dental and behavioral health businesses.

Other: Operating loss in this segment was lower in the second quarter of 2004 compared with the same period in 2003, primarily due to lower incentive compensation expenses.

Anthem, Inc.’s Earnings Outlook for 2004

•	Net income expectations for full year 2004 increased to $6.95 to $7.05 per share from $6.90 to $7.00 per share. These expectations include $0.31 per share in tax benefits associated with a change in Indiana laws governing the state’s high-risk health insurance pool and $0.16 per share in net realized gains.

•	Net income per share for the third quarter of 2004 is expected to be consistent with results for the second quarter of 2004.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense and administrative expense. Operating gain is used to analyze profit or loss on a segment basis only and not on a consolidated basis. Consolidated operating gain is a non-GAAP measure.

2.	All income per share amounts are on an after-tax, diluted per share basis.

3.	Certain prior year amounts have been reclassified to conform to current year presentation.

Conference Call and Webcast

Anthem will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time to discuss the second quarter earnings results and 2004 outlook. The conference call can be accessed by dialing 888-423-3268 (International 612-332-0630). No access-code is required. The webcast can be accessed at Anthem’s web site, www.anthem.com, under Investor Relations. Please visit the website or dial in at least 15 minutes in advance. A replay of the call will be available after 3:30 p.m. today until the end of the day on August 10, 2004 by dialing 800-475-6701 (International 320-365-3844), access-code 691032.

Contacts:	Investor Relations	Media
	Tami Durle, 317-488-6390	Ed West, 317-488-6100
	tami.durle@anthem.com	edward.west@anthem.com

About Anthem

Anthem, Inc. is an Indiana-domiciled publicly traded company that, through its subsidiary companies, provides health care benefits to more than 12.6 million people. Anthem is the fourth largest publicly traded health benefits company in the United States and an independent licensee of the Blue Cross Blue Shield Association. Anthem is the Blue Cross and Blue Shield licensee for Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Colorado, Nevada, Maine and Virginia, excluding the Northern Virginia suburbs of Washington, D.C. Anthem had assets of $13.7 billion as of June 30, 2004 and full year 2003 revenue of almost $16.8 billion. More information about Anthem is available at www.anthem.com.

Anthem, Inc.

Membership Summary

(Unaudited)

				Change
(In Thousands)	June 30, 2004	June 30, 2003	December 31, 2003	June 30, 2003	December 31, 2003
Customer Type
Local Large Group	3,875	3,857	3,869	—	—
Small Group	1,290	1,195	1,257	8%	3%
Individual	1,259	1,155	1,202	9%	5%
National Accounts[1]	5,185	4,523	4,596	15%	13%
Medicare Advantage	92	97	94	(5)%	(2)%
Federal Employee Program	712	697	699	2%	2%
Medicaid	219	217	210	1%	4%

Total	12,632	11,741	11,927	8%	6%

Funding Arrangement
Self-Funded	7,037	6,279	6,412	12%	10%
Fully Insured	5,595	5,462	5,515	2%	1%

Total	12,632	11,741	11,927	8%	6%

Operating Segments
Midwest	6,021	5,597	5,688	8%	6%
East	2,679	2,611	2,600	3%	3%
West	1,109	912	939	22%	18%
Southeast	2,823	2,621	2,700	8%	5%

Total	12,632	11,741	11,927	8%	6%

[1]	Includes 3,069 BlueCard members as of June 30, 2004, 2,788 as of June 30, 2003 and 2,816 as of December 31, 2003.

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30
($ In Millions, Except Per Share Data)	2004	2003	Change
Revenues
Premiums	$4,150.4	$3,736.2	11%
Administrative fees	336.3	289.9	16%
Other revenue	45.6	33.1	38%

Total operating revenue	4,532.3	4,059.2	12%
Net investment income	70.7	65.6	8%
Net realized gains (losses) on investments	1.5	(10.4)	—

Total revenue	4,604.5	4,114.4	12%

Expenses
Benefit expense	3,399.4	3,017.3	13%
Administrative expense	798.5	773.9	3%
Interest expense	32.2	32.8	(2)%
Amortization of other intangible assets	11.2	11.8	(5)%

Total expense	4,241.3	3,835.8	11%

Income before income taxes and minority interest	363.2	278.6	30%

Income taxes	124.8	99.9	25%
Minority interest	0.5	1.4	(64)%

Net income	$237.9	$177.3	34%

Net income per diluted share	$1.66	$1.25	33%

Diluted shares (in millions)	143.2	141.9	1%

Benefit expense as a percentage of premiums	81.9%	80.8%	110	bp
Administrative expense as a percentage of total operating revenue	17.6%	19.1%	(150	)bp
Income before income taxes and minority interest as a percentage of total revenue	7.9%	6.8%	110	bp

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

	Six Months Ended June 30
($ In Millions, Except Per Share Data)	2004	2003	Change
Revenues
Premiums	$8,242.2	$7,431.9	11%
Administrative fees	666.7	582.0	15%
Other revenue	91.3	61.2	49%

Total operating revenue	9,000.2	8,075.1	11%
Net investment income	143.9	137.1	5%
Net realized gains on investments	34.5	2.5	—

Total revenue	9,178.6	8,214.7	12%
Expenses
Benefit expense	6,759.3	6,053.9	12%
Administrative expense	1,576.6	1,490.3	6%
Interest expense	64.5	65.7	(2)%
Amortization of other intangible assets	22.4	23.7	(5)%

Total expense	8,422.8	7,633.6	10%

Income before income taxes and minority interest	755.8	581.1	30%

Income taxes	220.7	209.7	5%
Minority interest	1.6	2.4	(33)%

Net income	$533.5	$369.0	45%

Net income per diluted share	$3.74	$2.61	43%

Diluted shares (in millions)	142.8	141.6	1%

Benefit expense as a percentage of premiums	82.0%	81.5%	50	bp
Administrative expense as a percentage of total operating revenue	17.5%	18.5%	(100	)bp
Income before income taxes and minority interest as a percentage of total revenue	8.2%	7.1%	110	bp

Anthem, Inc.

Consolidated Balance Sheets

($In Millions)	June 30, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets:
Investments available-for-sale, at fair value	$6,442.3	$6,915.2
Cash and cash equivalents	1,090.4	464.5
Receivables, net	1,459.4	1,419.3
Other current assets	150.8	66.0

Total current assets	9,142.9	8,865.0

Restricted cash and investments	59.1	58.3
Property and equipment, net	499.0	510.5
Goodwill and other intangible assets	3,651.5	3,677.1
Prepaid pension benefits	238.8	258.3
Other noncurrent assets	67.2	69.4

Total assets	$13,658.5	$13,438.6

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Unpaid life, accident and health claims	$1,882.8	$1,866.8
Future policy benefits	370.4	372.6
Other policyholder liabilities	503.4	505.0

Total policy liabilities	2,756.6	2,744.4
Unearned income	384.7	411.1
Accounts payable and accrued expenses	354.5	493.4
Bank overdrafts	428.6	401.7
Income taxes payable	16.8	147.6
Other current liabilities	456.4	573.3

Total current liabilities	4,397.6	4,771.5

Long term debt, less current portion	1,664.6	1,662.8
Postretirement benefits	185.1	188.4
Deferred income taxes	487.8	524.8
Other noncurrent liabilities	360.3	291.2

Total liabilities	7,095.4	7,438.7

Shareholders’ equity
Common stock	1.4	1.4
Additional paid in capital	4,829.3	4,708.7
Retained earnings	1,687.8	1,154.3
Unearned restricted stock compensation	(2.4)	(3.2)
Accumulated other comprehensive income	47.0	138.7

Total shareholders’ equity	6,563.1	5,999.9

Total liabilities and shareholders’ equity	$13,658.5	$13,438.6

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30
($ In Millions)	2004	2003
Operating activities
Net income	$533.5	$369.0
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(34.5)	(2.5)
Depreciation, amortization and accretion	121.5	118.5
Deferred income taxes	15.7	101.0
Changes in operating assets and liabilities, net of effect of purchases and divestitures:
Restricted cash and investments	(1.9)	(5.0)
Receivables	(34.6)	(136.7)
Other assets	(10.1)	(14.4)
Policy liabilities	12.2	26.3
Unearned income	(26.4)	8.2
Accounts payable and accrued expenses	(138.9)	(97.4)
Other liabilities	(38.9)	48.1
Income taxes	(124.5)	(20.9)

Cash provided by operating activities	273.1	394.2

Investing activities
Purchases of investments	(3,068.7)	(2,602.2)
Sales or maturities of investments	3,431.2	2,122.0
Purchase of subsidiaries, net of cash acquired	—	(4.1)
Sale of subsidiaries, net of cash sold	—	(2.8)
Proceeds from sale of property and equipment	0.2	4.2
Purchases of property and equipment	(52.6)	(54.0)

Cash provided by (used in) investing activities	310.1	(536.9)

Financing activities
Repurchase and retirement of common stock	—	(107.8)
Proceeds from employee stock purchase plan and exercise of stock options	42.7	31.5

Cash provided by (used in) financing activities	42.7	(76.3)

Change in cash and cash equivalents	625.9	(219.0)
Cash and cash equivalents at beginning of period	464.5	694.9

Cash and cash equivalents at end of period	$1,090.4	$475.9

Anthem, Inc.

Reconciliation of Unpaid Life, Accident and Health Claims

	Six Months Ended June 30		Years Ended December 31
($ In Millions)	2004	2003	2003		2002	2001
	(Unaudited)
Balances at beginning of period, net of reinsurance	$1,856.4	$1,821.2	$1,821.2		$1,352.7	$1,382.1

Business acquisitions, divestitures, purchase adjustments and reclassifications	(14.0)	(13.6)	(20.6)		379.4	(139.1)

Subtotal	1,842.4	1,807.6	1,800.6		1,732.1	1,243.0

Incurred related to:
Current year	6,895.0	6,240.0	12,462.3		9,965.1	7,843.1
Prior years (redundancies) [1]	(135.8)	(181.6)	(226.1)		(150.7)	(96.4)

Total incurred	6,759.2	6,058.4	12,236.2		9,814.4	7,746.7

Paid related to:
Current year	5,275.3	4,695.0	10,685.4		8,396.4	6,521.5
Prior years	1,457.4	1,283.3	1,495.0		1,328.9	1,115.5

Total paid	6,732.7	5,978.3	12,180.4		9,725.3	7,637.0

Balances at end of period, net of reinsurance	1,868.9	1,887.7	1,856.4		1,821.2	1,352.7
Reinsurance recoverables at end of period	13.9	8.7	10.4		4.8	7.6

Reserve gross of reinsurance recoverables on unpaid claims at end of period	$1,882.8	$1,896.4	$1,866.8		$1,826.0	$1,360.3

Current year paid as a percent of current year incurred	76.5%	75.2%	85.7%		84.3%	83.1%

Prior year incurred redundancies in the current period as a percent of prior year incurred claims	1.1%	1.8%[2]	2.3	% [2]	1.9%	1.5%

[1]	Negative amounts reported for incurred related to prior years result from claims being settled for amounts less than originally estimated. The redundancy of $135.8 million shown in the above table represents an estimate based upon claims activity from January 1, 2004 to June 30, 2004, and is subject to change based upon future paid claim activity.
[2]	This ratio is impacted by having only five months of incurred claims for the Southeast segment in 2002. If the Southeast segment had been included for the full year 2002, the ratio would have been approximately 1.6% for the first six months of 2003 and 2.0% for the full year 2003.

SAFE HARBOR STATEMENT UNDER THE PRIVATE

SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information about Anthem, Inc. (“Anthem”) that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Anthem, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission (“SEC”) made by Anthem; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits and managed care; significant acquisitions or divestitures by major competitors; introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; litigation targeted at health benefits companies; our ability to contract with providers consistent with past practice; our ability to consummate Anthem’s merger with WellPoint Health Networks Inc., to achieve expected synergies and operating efficiencies in the merger within the expected time-frames or at all and to successfully integrate our operations; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; our ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction and the value of the transaction consideration; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Anthem does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in Anthem’s various SEC reports, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Reports on Form 10-Q for the reporting periods of 2004.